EXHIBIT 99.1

January 27, 2004

NEWS RELEASE to Lexington Herald-LeaderBy
Doug Hutcherson, President & CEO

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter and year-to-date periods ended December 31, 2003.

Net income for the three months ended December 31, 2003 was $49,000, or $0.03 per share (on a diluted basis), compared to $93,000, or $0.06 per share for the quarter ended December 31, 2002. Net income for the twelve months ended December 31, 2003 was $623,000, or $0.41 per share (on a diluted basis), compared to $1,049,000, or $0.69 per share for the year ended December 31, 2002.

Total assets at December 31, 2003 were $238.3 million, an increase of 5.9% from $225.0 million reported for September 30, 2003, and an increase of 3.1% from $231.1 million reported for December 31, 2002. Deposits increased by $2.9 million during the quarter to $190.6 million from the $187.8 million reported for September 30, 2003, and an increase of $1.6 million from $189.0 million reported for December 31, 2002. Net loans at December 31, 2003 were $159.1 million, a decrease of 1.6% from $161.7 million reported for September 30, 2003, and a decrease of 5.5% from $168.4 million reported for December 31, 2002.

Earnings for the current quarter, as compared to the same quarter of 2002 were adversely impacted by lower gains from the sales of investment securities and mortgage loans held for resale and by increased operating expenses, and positively impacted by a lower provision by loan losses. On a year to year comparison, earnings were positively impacted by lower provision by loan losses and higher non-interest income and adversely impacted by increased operating expenses.

CONSOLIDATED BALANCE SHEETS(unaudited)
         (in thousands, except share data)

                                                12/31/03        9/30/03       12/31/02
Assets
Cash & Due From Banks                           $     4,823     $    5,403     $    4,744
Federal Funds Sold                                   25,193          8,686          4,069
Securities                                           38,624         38,407         43,046
Loans                                               161,519        163,895        170,848
Allowance For Loan Losses                            (2,379)        (2,224)        (2,459)
     Net Loans                                      159,140        161,671        168,389
Other Assets                                         10,557         10,834         10,838
     Total Assets                               $   238,337     $  225,001     $  231,086
Liabilities & Shareholders' Equity
Deposits
     Non-interest Bearing                       $    24,581     $   21,944     $   20,477
     Savings, Money Market & NOW                     41,391         41,803         40,472
     Certificates of Deposit                        124,668        124,024        128,006
          Total Deposits                            190,640        187,771        188,955
Repurchase Agreements                                 8,874          3,723          8,211
Other Borrowed Funds                                 17,512         13,065         14,517
Other Liabilities                                     1,196          1,040            939
     Total Liabilities                              218,222        205,599        212,622
Shareholders' Equity                                 20,115         19,402         18,464
     Total Liabilities & Shareholders' Equity $     238,337     $  225,001     $  231,086

CONSOLIDATED INCOME STATEMENTS (unaudited)
         (in thousands, except per share data)
                                         Three Months Ended       Twelve Months Ended
                                          12/31/03    12/31/02       12/31/03    12/31/02
Interest Income                            $ 2,765    $ 3,169       $ 11,401    $ 13,136
Interest Expense                             1,231      1,610          5,472       6,950
     Net Interest Income                     1,534      1,559          5,929       6,186
Loan Loss Provision                            150        810            669       1,472
     Net Interest Income After Provision     1,384        749          5,260       4,714
Other Income                                   560        868          2,786       2,099
Other Expenses                               1,900      1,507          7,297       5,442
Provision for Federal Income Tax           (5)        17            126         322
     Net Income (loss)                     $    49    $    93       $    623    $  1,049

Earnings Per Share
     Basic                                 $   .03    $   .06       $    .42    $    .72
     Diluted                                   .03        .06            .41         .69